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               COLE TAYLOR FINANCIAL GROUP, INC.
               350 E. DUNDEE ROAD
               WHEELING, IL  60090
               (847) 459-1111
               NASDAQ:  CTFG


AT COLE TAYLOR:     AT THE FINANCIAL RELATIONS BOARD:
Jim Kaplan          Michael Rosenbaum   Jeff Wescott     Bess Gallanis
General Counsel     General Info.       General Info.    Media Inq.
(847) 808-6269      (312) 640-6666      (312) 640-6732   (312) 640-6737


FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 12, 1996

                 COLE TAYLOR FINANCIAL GROUP TO SPLIT-OFF
                        BANK UNIT TO TAYLOR FAMILY:
       HOLDING COMPANY TO BECOME PURE PLAY IN SUBPRIME AUTO FINANCE

Wheeling, Illinois, June 12, 1996 - Cole Taylor Financial Group, Inc. (Nasdaq: CTFG) today announced a definitive agreement to split off its Cole Taylor Bank subsidiary to an investment group headed by Cole Taylor Financial Group Chairman Jeffrey Taylor, President Bruce Taylor, and company director and co-founder Sidney Taylor.

     The transaction, expected to close early in 1997, would enable the holding company to focus exclusively on the subprime automobile finance business. Operating as Reliance Acceptance Corporation, the auto finance subsidiary has demonstrated substantial growth rates in earnings and assets since its incorporation as a separate operation in 1992. Thomas Barlow, president and chief executive officer of Reliance, and Howard Silverman, chairman of Reliance's board of directors and a member of the holding company board, will maintain their leadership roles in the surviving publicly held company.

     The non-taxable transaction, approved unanimously by the holding company board, would create both a pure-play investment in the subprime auto finance industry and the bank would become the Chicago area's largest, privately held bank. Upon closing of the transaction, the Taylors will leave their positions with the holding company and focus exclusively on the bank, now the 13th largest in the greater Chicago area.

     Under terms of the agreement, the holding company will receive between
4.0 and 4.5 million shares of Cole Taylor Financial Group stock from the Taylor group, plus the transfer from the bank of its automobile receivables business, principally consisting of cash and sales finance receivables, secured by automobiles. The value of the cash and receivables to be transferred will vary from approximately $82.0 million if the Taylor Group exchanges 4.5 million holding company shares, to approximately $98.0 million if the Taylor Group exchanges 4.0 million holding company shares. In addition to its own resources, the Taylor group will seek additional financial resources to support the transaction and bank expansion plans.

     "In addition to the opportunities we see for Reliance in the auto finance market, the reduction in shares outstanding should enhance shareholders' opportunity to benefit from any future growth," Silverman added.

     Silverman noted that shareholders could benefit from stronger returns per share following the transaction, as a result of the shares in the split-off being retired.

     The transaction must be approved by shareholders and is subject to a ruling of the Internal Revenue Service that the transaction qualifies as a tax free transaction, plus approvals from the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. Complete details of the transaction will be included in a proxy statement to be mailed in advance of the stockholders meeting that will be called to approve the transaction.

     "This transaction follows a lengthy board investigation into strategies for maximizing value to shareholders of Cole Taylor Financial Group," said Jeffrey Taylor. "We believe the split of the companies and the structure of the transaction will accomplish this goal."

     The finance company subsidiary previously reported net income of $198,000 for 1993, $4,296,000 for 1994, $9,612,000 for 1995, and $3,625,000
for the first quarter ended March 31, 1996. Today, Reliance operates 37 branch offices in 14 states, serving major car dealerships by financing their receivables on used car sales. Reliance has a stated goal of opening an average of 12 new branches each year.

     Barlow has approximately 30 years of auto finance experience, while Silverman served previously as Chairman and CEO of First Illinois Bank Corporation, and as Chairman of its subsidiary Mercury Finance Company, the nation's largest participant in the highly fragmented subprime finance market.

     "Clearly," said Taylor, "Cole Taylor Financial Group has the right management in place to maximize opportunities in its chosen market. Equally important, Reliance has recruited an extremely talented and experienced team of managers and other employees."

     The Taylor Group will continue its 60-year commitment to banking in the Chicago market. Cole Taylor Bank, with 10 branches in the city and suburbs, is a $1.8 billion institution serving owner operated businesses and consumers.

     "As bank mergers and consolidation strain the ties between bankers and customers, we see a fertile growth opportunity for an independent, locally owned bank with true commitment to long-term relationships with customers, communities, and employees," said Bruce Taylor, president of Cole Taylor Bank. "We have committed ourselves, personally, professionally, and financially, to serving our hometown market."

     During the board's study of strategic alternatives during the past six months, several potential transactions were considered by an independent board committee and by the board as a whole. CTFG is being advised by the investment banking firms of The Chicago Corporation and Sandler O'Neill & Partners, L.P. The Taylor Group is being advised by Piper Jaffray Inc.

     Cole Taylor Financial Group, Inc. is the holding company for Cole Taylor Bank and Cole Taylor Finance Co. The Bank currently operates ten branches in Cook and DuPage counties in Illinois. Cole Taylor Finance Co. is a consumer finance company operating 37 branch offices in 14 states under the name of Reliance Acceptance Corp. The company's shares trade on the NASDAQ National Market under the symbol CTFG.

     For more information on Cole Taylor Financial Group, Inc. via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- CTFG.